Exhibit 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr.	James Merrill	Michael Rohleder
President, CEO	CFO	Investor Relations Manager
405.600.0711 x311	405.600.0711 x305	405.600.0711 x338
GMX RESOURCES INC. Prices Offering of $105 Million 5.00% Convertible Senior Notes Due 2013; Principal Payable Only in Cash
Oklahoma City, Oklahoma, Monday, February 11, 2008 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR‘; today announced the pricing of its offering of $105 million aggregate principal amount of convertible senior notes due 2013 (the “notes”), which was previously announced as $100 million aggregate principal amount of notes. The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), by the financial institutions that are the initial purchasers of the notes. The Company has also granted the initial purchasers of the notes an option to purchase up to an additional $20 million aggregate principal amount of notes, solely to cover over-allotments, and within 30 days of the initial issuance of the notes. The Company intends to use the net proceeds from the offering of the notes to repay existing debt under the Company’s revolving bank credit facility.
The notes will bear interest at a fixed rate of 5.00% per year, payable on February 1 and August 1 of each year, beginning August 1, 2008. The notes will mature on February 1, 2013. Each holder of the notes may require the Company to repurchase all or a portion of the holder’s notes if the Company is involved in certain types of corporate transactions or other events constituting a fundamental change. The notes will not be redeemable prior to maturity. The notes will be general senior, unsecured obligations of the Company.
The notes will be convertible, in certain circumstances or within approximately 90 days of maturity, at the holder’s option, into cash equal to the principal amount of the notes, and, if applicable, cash and/or shares of the Company’s common stock with respect to the conversion value in excess thereof. The initial conversion rate is 30.7692 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $32.50 per share of the Company’s common stock, representing a 30% conversion premium based on the offering price of $25.00 per share in the Company’s concurrent separate common stock offering). The conversion rate and the conversion price will be subject to adjustment upon the occurrence of certain events.
Closing of the private offering of the notes is expected to occur on February 15, 2008, subject to the closing of the Company’s concurrent separate common stock offering and satisfaction of various customary closing conditions.
The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of the notes, in any state in which such offer, solicitation or sale would be unlawful.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering of notes and the intended use of net proceeds from such offering. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.